Exhibit 8.1

The following table lists the Company’s significant subsidiaries as at April 14, 2022. Unless otherwise indicated, the Company owns a 100% controlling interest in each of the following subsidiaries.

Name	Jurisdiction of Incorporation
Gimi Holding Company Limited (1)	Bermuda
Golar Shoreline LNG Limited	Bermuda
Golar Hilli LLC (2)	Marshall Islands
Golar LNG Energy Limited	Bermuda
Golar Hilli Corp. (2)	Marshall Islands
Golar LNG NB13 Corporation	Marshall Islands
Golar LNG 2216 Corporation	Marshall Islands
Golar Gandria N.V.	Curaçao
Gimi MS Corporation (3)	Marshall Islands
Golar Management (Bermuda) Limited	Bermuda
Golar Management Limited	United Kingdom
Cool Company Management Ltd	United Kingdom
Golar Management AS	Norway
Cool Management AS (formerly known as Golar Management Norway AS)	Norway
Golar Management Malaysia SDN. BHD.	Malaysia
Cool Company Management SDN. BHD.	Malaysia
Cool Company Management D.O.O (formerly known as Golar Management D.O.O)	Croatia
Golar Viking Management D.O.O	Croatia
Golar ML2 LLC	Bermuda

(1) In July 2019, Gimi Holding Company Limited was incorporated and is wholly owned by Golar LNG. In October 2019, Golar LNG transferred its ownership in Gimi MS Corporation to Gimi Holding Company Limited.

(2) In February 2018, Golar Hilli LLC was incorporated with Golar as sole member. In July 2018, shares in Golar Hilli Corp. (a 89% owned subsidiary of Golar Hilli LLC) were exchanged for Hilli Common Units, Series A Special Units and Series B Special Units.

(3) In November 2018, Gimi MS Corporation (“Gimi MS Corp”) was incorporated with Golar LNG as sole shareholder. In February 2019, the Gimi was transferred to Gimi MS Corp from Golar Gimi Corporation. In April 2019, First FLNG Holdings Pte. Ltd. (“First FLNG Holding”), an indirect wholly-owned subsidiary of Keppel Capital, acquired a 30% share in Gimi MS Corp.

* The above table excludes mention of the lessor variable interest entity (“lessor VIE”) that we have leased a vessel from under a finance lease. The lessor VIE is wholly-owned, newly formed special purpose vehicle (“SPV”) of a financial institution. While we do not hold any equity investment in this SPV, we have concluded that we are the primary beneficiary of the lessor VIE and accordingly have consolidated this entity into our financial results.